EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Helix Energy Solutions Group, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-214259, 333-179937, 333-103451, and 333-234325) on Form S-3 and (Nos. 333-183532, 333-126248, and 333-58817) on Form S-8 of Helix Energy Solutions Group, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Helix Energy Solutions Group, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Helix Energy Solutions Group, Inc. Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB ASU 2016-02, Leases.

/s/ KPMG LLP

Houston, Texas
February 25, 2021